Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (Nos. 333-48733, 333-92399, 333-36180, 333-54588, and 333-102749 on Form S-8 and 333-56667 on Form S-3) of CNF Inc. and subsidiaries of our reports dated January 24, 2003 (except with respect to the negotiated return of leased aircraft as discussed in Note 3, as to which the date is February 3, 2003), with respect to the consolidated balance sheet of CNF Inc. as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, and the related financial statement schedule, which reports appear in the December 31, 2002 annual report on Form 10-K of CNF Inc.

Our reports refer to the revisions to the 2001 and 2000 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by CNF Inc. as of January 1, 2002, as described in Note 1 to the consolidated financial statements, as well as the adjustments that were applied to restate the disclosures of reportable segments reflected in the 2001 and 2000 consolidated financial statements to conform to the 2002 composition of reportable segments, as discussed in Note 15 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such revisions and adjustments.

/s/ KPMG LLP
KPMG LLP

San Francisco, California

March 20, 2003